SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

CARA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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May 10, 2017

Dear Stockholder:

It is my pleasure to invite you to attend Cara’s 2017 Annual Meeting of Stockholders on Wednesday, June 21, 2017, at Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901 at 11 A.M. Eastern Daylight Time.

This year we are again using the “Notice and Access” method of providing proxy materials to you via the internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the costs of printing and distributing the proxy materials and conserve resources. On or about the date of this letter, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2016 annual report and vote via the internet. This Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2016 annual report.

Both the Notice of Internet Availability of Proxy Materials that is being mailed and the Notice of Annual Meeting of Stockholders and proxy statement contained herein identify the items we plan to address at the Annual Meeting. You are encouraged to carefully review the proxy statement and attend the Annual Meeting in person. At the Annual Meeting, we will also present a brief report on the Company and our business and give you the opportunity to ask questions.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can cast your vote via the internet or by telephone, or, if you receive paper copies of the proxy materials, by completing the accompanying proxy and returning it in the prepaid envelope provided. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously submitted a proxy.

I look forward to seeing you on Wednesday, June 21, 2017.

Very truly yours,

Derek Chalmers. Ph.D., D.Sc.

President and Chief Executive Officer

CARA THERAPEUTICS, INC.

4 Stamford Plaza

107 Elm Street 9th Floor

Stamford, CT 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cara Therapeutics, Inc., a Delaware corporation (“Cara,” “we,” “us,” “our” or the “Company”). The meeting will be held on Wednesday, June 21, 2017 at 11:00 A.M. Eastern Daylight Time at Sheraton Stamford Hotel, 700 East Main St, Stamford, CT 06901 for the following purposes:

1.	To elect the Board’s two nominees for director to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is Monday, May 1, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Wednesday, June 21, 2017 at 11:00 A.M. Eastern Daylight Time at Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901.

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

SCOTT M. TERRILLION
Corporate Secretary

Stamford, CT

May 10, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet as instructed in these materials, or by completing, dating, signing and returning the proxy that we may elect to mail to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CARA THERAPEUTICS, INC.

4 Stamford Plaza

107 Elm Street 9th Floor

Stamford, CT 06902

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2017 at 11 A.M. Eastern Daylight Time

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Cara Therapeutics, Inc. (the “Company” or “Cara”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 10, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may elect to send you a proxy card, along with a second Notice of Internet Availability of Proxy Materials, on or after May 20, 2017.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, June 21, 2017 at 11 A.M. Eastern Daylight Time at Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901. Directions to the Annual Meeting may be found at http://www.sheratonstamford.com.

Information on how to vote in person at the Annual Meeting is discussed below.

Admission to the Annual Meeting will open at 10 A.M. Eastern Daylight Time. Seating will be limited. Each stockholder should be prepared to present:

1.	Valid government issued photo identification, such as a driver’s license or passport; and

2.	Beneficial stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of Monday, May 1, 2017, the record date, such as their most recent account statement reflecting their stock ownership prior to Monday, May 1, 2017, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee, or similar evidence of ownership.

Stockholders who do not present the required information set forth above, may not be admitted to the Annual Meeting.

Photography, video and the use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search due to security reasons.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, Monday, May 1, 2017, will be entitled to vote at the Annual Meeting. On the record date, there were 32,507,487 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on Monday, May 1, 2017 your shares were registered directly in your name with Cara’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, to ensure your vote is counted, we urge you to fill out and return the proxy card that you may request or that we may elect to deliver at a later time as described under the question titled “Will I receive any other proxy materials by mail?” above.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on Monday, May 1, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

•	Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

Regarding nominees to the Board of Directors, you may either vote “For” the nominees or you may “Withhold” your vote for the nominees. Regarding ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017, you may either vote “For” or “Against” the proposal or you may “Abstain” from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, or you may vote by proxy (1) over the telephone, (2) through the internet or (3) by using a proxy card that you may request or that we may elect to deliver at a later time as described under the question titled “Will I receive any other proxy materials by mail?” above. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card that you have requested or that we have elected to deliver, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 P.M. Eastern Daylight Time on Tuesday, June 20, 2017 to be counted.

•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 P.M. Eastern Daylight Time on Tuesday, June 20, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Cara. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the record date, Monday, May 1, 2017.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both of the nominees for director and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Cara’s Secretary at 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•	Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be included in our Proxy Statement for the 2018 Annual Meeting of Stockholders, your proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, your proposal must be received in writing by our Secretary at 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902 by Wednesday, January 10, 2018, which is 120 calendar days before the anniversary date of our Proxy Statement release to stockholders for the 2017 Annual Meeting. If you wish to bring a matter before the Stockholders that is not included in next year’s proxy materials, you must notify our Secretary in writing at the address above no earlier than Wednesday, February 21, 2018 and no later than Friday, March 23, 2018, in accordance with our Bylaws. You are advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (1) with respect to the proposal to elect the directors, votes “For,” “Withhold” and broker non-votes, and (2) with respect to Proposal 2, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

To be approved, Proposal 2, ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2017, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the implications of being an “emerging growth company?”

Cara is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement, have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act, and are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (December 31, 2019), (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has five members. There are two directors in the class whose term of office expires in 2017. The nominees listed below currently serve on the Company’s Board of Directors. They have been recommended for nomination to the Company’s Board of Directors by the Company’s Nominating and Corporate Governance Committee. If elected at the annual meeting, these nominees would serve until the 2020 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until the directors’ death, resignation or removal. The Company’s directors are expected to attend the 2017 Annual Meeting of Stockholders, either in person or telephonically. All of the directors attended the 2016 Annual Meeting of Shareholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If the nominees become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for those nominees will instead be voted for the election of substitute nominees proposed by Cara. The persons nominated for election have agreed to serve if elected. The Company’s management has no reason to believe that the nominees will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2020 Annual Meeting

Derek Chalmers, Ph.D., D.Sc. Dr. Chalmers, 53, one of our founders, has served as our President and Chief Executive Officer since September 2004 and has served as a member of our Board of Directors since July 2004. Dr. Chalmers has over 22 years’ experience in the biotechnology industry with increasing levels of corporate and business responsibilities. Prior to founding our company, Dr. Chalmers co-founded Arena Pharmaceuticals, Inc. (NASDAQ: ARNA), a drug discovery and development company, and served as its Vice President and Executive Director from June 1997 until May 2004. Prior to Arena, Dr. Chalmers was a Group Leader at Neurocrine Biosciences (NASDAQ: NBIX). Dr. Chalmers holds a D.Sc. and Ph.D. in Pharmacology from the University of Glasgow. Dr. Chalmers’ qualifications to sit on our Board of Directors include his leadership, executive, managerial and business experience, historical knowledge of our company and his background and experience in the biotechnology industry, including having been a founder of a prior biotechnology company.

Martin Vogelbaum. Mr. Vogelbaum, 53, has served as a member of our Board of Directors since July 2010. He is currently Corporate Vice President, Business Development at Celgene Corporation. Prior to joining Celgene, Mr. Vogelbaum served as a partner of Rho Ventures from 2005 until 2015, where he focused on investments in biotechnology, biopharmaceuticals and medical devices. He has more than 22 years of experience investing in the life sciences sector, having been involved with companies at all stages of development, including co-founding more than a half dozen companies. Prior to his venture capital career, he was a research associate in the bone marrow transplantation unit at Memorial-Sloan Kettering Hospital, where he conducted research in graft-versus-host-disease (GVHD). Mr. Vogelbaum previously served as a director of Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) from 2010 to 2016 and NephroGenex, Inc. (NASDAQ: NRX) from 2013 to 2014. He currently serves on the Healthcare Advisory Board for the Partnership Fund for New York City as well as the Scientific Advisory Committee for Weill Cornell Medical College’s Daedalus Fund for Innovation. Mr. Vogelbaum received his A.B. in biology and history from Columbia University. Mr. Vogelbaum’s experience in the life sciences industry as a venture capitalist provides him with the qualifications and skills to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2018 Annual Meeting

Harrison M. Bains, Jr. Mr. Bains, 73, has served as a member of our Board of Directors since July 2014. Mr. Bains served in multiple roles at Bristol Myers Squibb Company, including Vice President, Treasurer and acting Chief Financial Officer from 1988 through his retirement in 2004. Mr. Bains’s career also includes serving as Senior Vice President of the Primary Industries group at Chase Manhattan Bank and 11 years with RJR Nabisco and two of its predecessor companies as Senior Vice President and Treasurer. He currently serves as a director and chairman of the Mercer Funds, Inc., a registered investment company. He has served as a member of the board of trustees of the Park Avenue Armory since October 2007 and the Civil War Trust since September 2007, and previously served as a member of the board of trustees of the University of Redlands from October 1989 to May 2013, as a member of the board of directors of BG Medicine, Inc. from 2007 to 2015 and as a member of the Board of Directors of Bank of America Funds from 2010 to 2016. Mr. Bains earned an M.B.A from the University of California, Berkeley and a B.A. in economics from the University of Redlands. He also completed the Advanced Management Program at Harvard Business School. His extensive experience in the biotechnology industry provides him with the qualifications to serve on our Board of Directors.

Directors Continuing in Office Until the 2019 Annual Meeting

Dean Slagel. Mr. Slagel, 47, has served as a member of our Board of Directors since February 2005. Mr. Slagel is the Managing Director of Esperante BV and Esperante AB, life sciences venture investment companies founded in September 2004 and June 2005, respectively. From September 1995 to September 2004, Mr. Slagel served as the Global Business Development Director of Ferring Pharmaceuticals, a specialty biopharmaceutical group then based principally in the UK, France and Denmark. He received an M.B.A. from the ENPC Business School in Paris, France, in 2000. Mr. Slagel’s more than 20 years of international pharmaceutical industry and life science companies’ investment experience provide him with the qualifications and skills to serve on our Board of Directors.

Jeffrey L. Ives, Ph.D. Dr. Ives, 66, has served as a member of our Board of Directors since July 2014. Dr. Ives currently is a Venture Partner at New Leaf Venture Partners, healthcare technology venture firm, and a Principal at NeuroPharma Advisors, LLC, an advisory group focused on companies developing therapeutics for the central nervous system. Dr. Ives served as the Chief Executive Officer of Satori Pharmaceuticals, Inc., a neurodegenerative disease company focused on discovery and development of breakthrough therapies for the treatment and prevention of Alzheimer’s disease from 2008 until 2013. Prior to Satori, Dr. Ives led the CNS, pain and oncology research teams at Pfizer for over two decades and, from 2001-2007, served as a Senior Vice President leading the global Pharmacokinetics, Dynamics and Metabolism organization. Dr. Ives received his doctorate and master degrees from Yale University and received his bachelor of arts degree from Colgate University. His extensive experience leading research and drug development provides him with the qualifications to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of the Company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Bains, Dr. Ives, Mr. Slagel and Mr. Vogelbaum. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board of Directors of the Company has a Lead Independent Director, Mr. Vogelbaum, instead of a Chairman. The Lead Independent Director has authority, among other things, to establish the agenda for meetings of the independent directors of the Board of Directors and to preside over meetings of the independent directors and any portions of the meetings of the Board of Directors evaluating the performance of the Board of Directors. The Company believes that having a Lead Independent Director creates an environment that is conducive to objective evaluation and independent oversight, thereby improving the effectiveness of the Board of Directors as a whole.

Role of the Board of Directors in Risk Oversight

One of the Board of Directors’ key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Company’s audit committee has the responsibility to consider and discuss, with management and the Company’s independent auditors, its major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the Company’s internal control over financial reporting and disclosure controls and procedures. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, and periodically reviews, assess and recommends any changes deemed appropriate. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of The Board of Directors

The Board of Directors met in person or telephonically a total of five times during the last fiscal year, all of which were regularly scheduled meetings. Each Board member attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which he served during 2016.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees has a written charter approved by the Board of Directors that reflects applicable standards and requirements adopted by the SEC and NASDAQ. A copy of each charter is available to stockholders on the Company’s website at www.caratherapeutics.com in the News & Investors section under Corporate Governance.

The following table provides membership and meeting information for the Company’s fiscal year ended December 31, 2016 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance

Harrison M. Bains, Jr.	X*
Jeffrey Ives, Ph.D.	X	X
Martin Vogelbaum	X	X*	X*

Total meetings during 2016	4	7[1]	1[2]

*	Committee Chairperson
[1]	The Compensation Committee formally met five times and acted twice by written consent.
[2]	The Nominating and Corporate Governance Committee did not formally meet, but acted by written consent on this occasion.

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The committees periodically review their charters and assess their own performance. In addition, the Nominating and Corporate Governance Committee periodically reviews the performance of the Board of Directors, including Board committees, and management, and makes recommendations to the Board and management, as applicable, for areas of improvement as it deems appropriate.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting, the objectivity of the Company’s financial reporting and the Company’s accounting policies and practices; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Mr. Bains, Dr. Ives and Mr. Vogelbaum. The Audit Committee met four times during the fiscal year ended December 31, 2016.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent, as defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act, and that each such member meets the financial literacy requirements of NASDAQ.

The Board of Directors has also determined that Mr. Bains qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Bains’ level of knowledge and experience based on a number of factors, including his formal education and experience as acting chief financial officer for a public reporting company.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 31, 2016. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements and the audit results. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the accounting firm’s independence. Upon completing these activities, the Audit Committee concluded that Ernst & Young LLP is independent from Cara and its management.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Harrison M. Bains, Jr. (Chairman)
Jeffrey L. Ives, Ph.D.
Martin Vogelbaum

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of two directors: Dr. Ives and Mr. Vogelbaum. All members of the Company’s Compensation Committee are independent, as defined in Rule 5605(d)(2) of the NASDAQ listing standards, are non-employee directors as defined in Rule 16b-3 under the Exchange Act and are outside directors, as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee formally met five times and acted twice by unanimous written consent during the fiscal year ended December 31, 2016 .

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, approve and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation, including incentive-based and equity-based compensation, of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

•	review and approval of the corporate and individual performance objectives of Company’s other executive officers and other senior management;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer;

•	setting the compensation of the Company’s other executive officers, directors and other senior management based in part on recommendations of the chief executive officer;

•	administration of the Company’s equity compensation plans, 401(k) plan, and other similar plans and programs;

•	preparing a compensation committee report on executive compensation as may be required from time to time to be included in the Company’s annual proxy statements or annual reports on Form 10-K filed with the SEC; and

•	reviewing and discussing with management the Company’s Compensation Discussion and Analysis that the Company may be required from time to time to include in proxy statements and other SEC filings and considers whether to recommend that it be included in such filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least annually and with greater frequency as necessary. The Compensation Committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Radford as compensation consultants. The Compensation Committee requested that Radford:

•	review the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing executive compensation programs to execute that strategy.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration.

Historically, the Compensation Committee has determined most bonus awards and established new performance objectives at one or more meetings held during the first quarter of the year and has made significant adjustments to annual compensation and equity awards periodically, as events warrant. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, periodically throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, if any, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for assessing the need for new directors, identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors’ performance, participation and qualifications, recommending to the Board candidates for selection to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, monitoring the quality of the relationship between management and the board, annually assessing the performance of the Board, and developing and monitoring a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is currently composed of one director: Mr. Vogelbaum, who is independent, as defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee did not meet, but acted by written consent once during the fiscal year ended December 31, 2016.

Director Nomination Process

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, having the highest professional and personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, such as an understanding of the biotechnology and pharmaceuticals industries, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Cara Therapeutics, Inc., 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902, Attention: Board of Directors, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name, age and address of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Stockholder Communications with the Board of Directors

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at www.caratherapeutics.com in the News & Investors section under Corporate Governance.

Code of Ethics and Business Conduct

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.caratherapeutics.com in the News & Investors section under Corporate Governance. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Guidelines

In January 2014, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.caratherapeutics.com in the News & Investors section under Corporate Governance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2004. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted towards the vote total, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015, by Ernst & Young LLP, the Company’s principal accountant:

	Year Ended December 31,
	2016		2015
	(Dollars in thousands)
Audit fees	$288	(a)	$361	(a)
Audit-related fees	—		16	(b)
Tax fees	—		—
All other fees	—		—

Total	$288		$377

(a)	Audit fees for the years ended December 31, 2016 and 2015 consist of the aggregate fees billed for professional services rendered for (i) the audit of the Company’s Annual Report on Form 10-K for that year; (ii) fees billed for review of the Company’s Quarterly Reports on Form 10-Q for each of the first three quarters of that year; (iii) accounting consultations and (iv) procedures in connection with the filing of Form S-8 related to the registration of additional shares of the Company’s common stock under its 2014 Equity Incentive Plan. See “Equity Compensation Plan Compensation” below. Audit fees for the year ended December 31, 2015 also included procedures in connection with the filing of the Company’s Form S-3 with the Securities and Exchange Commission for its follow-on offering of its common stock.

(b)	Audit-related fees for the year ended December 31, 2015 consist of review of internal control documentation and test results.

All fees described above for the years ended December 31, 2016 and 2015 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS AND DIRECTORS OF CARA

Executive Officers

The following table sets forth certain information with respect to our executive officers as of May 1, 2017:

Name	Age	Position(s)
Derek Chalmers, Ph.D., D.Sc.	53	President, Chief Executive Officer and Director
Josef Schoell	67	Treasurer, Chief Financial Officer
Frederique Menzaghi, Ph.D.	50	Vice President – Research and Development
Michael E. Lewis, Ph.D.	65	Chief Scientific Advisor
Joseph Stauffer, D.O., MBA	51	Chief Medical Officer
Scott M. Terrillion	54	General Counsel, Secretary

Derek Chalmers, Ph.D., D.Sc. Biographical information for our President, Chief Executive Officer and director, Dr. Chalmers, is included above with the director biographies under the caption “Nominees for Election for a Three-Year Term Expiring at the 2020 Annual Meeting” and is incorporated by reference herein.

Josef Schoell. Mr. Schoell has served as our Chief Financial Officer since May 2006. He joined us in May 2005 and served as our Controller between then and May 2006. Mr. Schoell has over 25 years of financial and accounting experience, including 20 years in the biotechnology industry. From 2003 until joining our company in May 2005, Mr. Schoell was a consultant with Robert Half Management Resources, a provider of accounting and financial professionals. From 1995 to 2002, he served as the Chief Financial Officer and Vice President – Finance, of American Biogenetic Sciences Inc., a biotechnology company. Mr. Schoell received a B.S. in Accounting from the New York University Stern School of Business and is a Certified Public Accountant. Mr. Schoell is a member of the American Institute of Certified Public Accountants and Financial Executives International.

Frédérique Menzaghi, Ph.D. Dr. Menzaghi, one of our founders, has served as our Vice President – Research and Development since September 2004 leading our preclinical research and pruritic clinical program. Dr. Menzaghi has over 25 years of drug development and management experience in biotechnology. From 2003 to 2004, she served as Vice President, Pharmacology and Business Development at Psychogenics Inc., a preclinical contract research organization. From 1999 to 2003, Dr. Menzaghi was the Research Director of In Vivo Pharmacology at Arena Pharmaceuticals (NASDAQ: ARNA) leading a multidisciplinary research team. Prior to that, Dr. Menzaghi established and directed a preclinical research laboratory at SIBIA Neurosciences, Inc., a biotechnology firm. Her research expertise ranged from the development of small molecules to small peptides. Dr. Menzaghi received her Ph.D. in Neurosciences from the University of Louis Pasteur, Strasbourg, France and a M.Sc. in Clinical Psychology from the University of Nancy, France, after which she conducted her post-doctoral research at the Scripps Research Institute, San Diego, California. Dr. Menzaghi has over 55 peer-reviewed publications and book chapters, 100 international meeting presentations and is listed as an inventor on numerous patents.

Michael E. Lewis, Ph.D. Dr. Lewis, one of our founders, has served as our Chief Scientific Advisor since September 2004, during which time he has provided services to us through BioDiligence Partners, Inc., or BDP, a consulting firm controlled by Dr. Lewis. Dr. Lewis also served as a member of our Board of Directors from September 2004 to July 2010. Prior to joining us, Dr. Lewis co-founded Arena Pharmaceuticals (NASDAQ: ARNA), and served as Arena’s Chief Scientific Advisor from 1997 to 2004, also serving as a director of Arena from 1997 to 2000. Prior to co-founding Arena, Dr. Lewis co-founded and served as Chief Scientific Advisor of Adolor Corporation (NASDAQ: ADLR) from 1994 to 1997. Prior to that, Dr. Lewis co-founded Cephalon, Inc. (NASDAQ: CEPH), serving as Senior Scientist, Biology from 1988 to 1989, Director of Pharmacology from 1989 to 1992 and Senior Director of Scientific Affairs from 1992 to 1993. Dr. Lewis received a Ph.D. in Psychology from Clark University and post-doctoral training at the University of Cambridge, the National Institutes of Mental Health, and the University of Michigan, with a focus on opioid receptor research. Dr. Lewis is an inventor or co-inventor on 17 issued U.S. patents and is an author or co-author of numerous scientific papers, including over 40 publications on opioids and opioid receptors.

Joseph Stauffer, D.O., MBA. Dr. Stauffer joined Cara Therapeutics on December 1, 2014 and serves as our Chief Medical Officer. He has over 20 years of medical practice and clinical research experience. Prior to joining Cara, he served as Chief Medical Officer of both public and private biopharma and specialty pharma companies, including Alpharma Pharmaceuticals, Inc. from 2004 to 2009, Durect Corporation from 2009 to 2011 and Ikaria from 2012 to 2014. While at Alpharma Pharmaceuticals he led the design and execution of the clinical development program for EMBEDA, the first abuse-deterrent long-acting opioid analgesic approved by the FDA. Dr. Stauffer began his industry career as Global Medical Director at Abbott Laboratories. Prior to Abbott he worked at FDA as a Medical Review Officer in the Anti-Inflammatory & Analgesic Division of the Center for Drug Evaluation and Research. He completed his Anesthesiology residency at the Johns Hopkins University Hospital and served on both active duty and in active reserve roles as a physician medical officer in the United States Navy. He was honorably discharged as a Lt. Commander in 2001. He has served as an expert clinical research reviewer for the European Commission and maintains an appointment as Assistant Professor in the Department of Anesthesiology and Critical Care Medicine at the Johns Hopkins University School of Medicine. He received his M.B.A. from a joint program (TRIUM) between New York University, Stern School of Business, London School of Economics (LSE) and HEC (Hautes Etudes Commerciales) School of Management in Paris. He maintains an active medical license in the state of Pennsylvania.

Scott M. Terrillion. Mr. Terrillion joined Cara Therapeutics in November 2016 as our General Counsel. Mr. Terrillion oversees Cara’s legal and compliance functions and serves as Company Secretary. From September 2014 to October 2016, Mr. Terrillion served as Vice President, Associate General Counsel and Head of Compliance at Mesoblast, Inc., a publicly traded emerging biotech. Prior to Mesoblast, Mr. Terrillion worked at Boehringer Ingelheim Pharmaceuticals, Inc., where he served as Vice President, Associate General Counsel from June 1998 to September 2014. Mr. Terrillion began his legal career at Nixon, Hargrave, Devans & Doyle (now Nixon Peabody), a large general practice law firm, where he was an associate in the Health Care and Technology/Intellectual Property Practice groups. Mr. Terrillion began his professional career as a community pharmacist and later served as Director of Pharmacy for Preferred Care, Inc., a HMO insurance provider. Mr. Terrillion received his B.S. in Pharmacy from the Albany College of Pharmacy and Health Sciences, where he serves on the Board of Trustees, and a Juris Doctor, magna cum laude, from Albany Law School. He is a member of the New York bar.

Non-Employee Directors

The following table sets forth certain information with respect to our non-employee directors as of May 1, 2017:

Name	Age	Position
Harrison M. Bains, Jr.	73	Director
Jeffrey Ives, Ph.D.	66	Director
Dean Slagel	47	Director
Martin Vogelbaum	53	Director

Biographical information for each of our non-employee directors is included above under the section titled “Proposal 1—Election of Directors” and is incorporated by reference herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of May 1, 2017 by: (i) each director; (ii) each of the individuals named in the section “Compensation of Named Executive Officers — 2016 Summary Compensation Table”; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Name of beneficial owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

5% stockholder:

Rho Ventures VI, LP(1)	3,568,057	11.0%

Directors and named executive officers:

Derek Chalmers, Ph.D., D.Sc.(2)	1,366,562	4.2%
Frederique Menzaghi, Ph.D(3)	287,165	*
Joseph Stauffer, D.O.(4)	151,254	*
Harrison M. Bains, Jr.(5)	48,500	*
Jeffrey Ives, Ph.D.(6)	48,500	*
Dean Slagel(7)	48,500	*
Martin Vogelbaum(8)	48,500	*
All current executive officers and directors as a group (10 persons)(9)	2,495,446	7.5%

*	Less than one percent.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G and Forms 4 filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,507,487 shares outstanding on May 1, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we have deemed outstanding shares of common stock to be subject to options held by that person that are currently exercisable or exercisable within 60 days after May 1, 2017. We have not deemed these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Cara Therapeutics, Inc., 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902.

(1)	Based solely on Form 4 filed on April 3, 2017 by Rho Ventures VI, L.P. The general partner of Rho Ventures VI, L.P. (“RV VI”) is RMV VI, L.L.C., a Delaware limited liability company, and the managing member of RMV VI, L.L.C. is Rho Capital Partners LLC, a Delaware limited liability company (“RCP LLC”). Each of Habib Kairouz, Mark Leschly and Joshua Ruch is a managing member of RCP LLC, and in their capacity as such may be deemed to exercise voting and investment power over the shares held by the Rho Funds. Martin Vogelbaum (see footnote 8, below) is a director of the company and is a non-managing member of RMV VI, L.L.C. The address of Rho Capital Partners, LLC, RMV VI, L.L.C. and RV VI is 152 West 57th Street, 23rd Floor, New York, NY 10019.

(2)	Consists of 1,097,292 shares held directly by Dr. Chalmers and 269,270 shares of common stock underlying options that are vested and exercisable within 60 days of May 1, 2017.
(3)	Consists of 123,000 shares held directly by Dr. Menzaghi and 164,165 shares of common stock underlying options that are vested and exercisable within 60 days of May 1, 2017.
(4)	Consists of 13,442 shares held directly by Dr. Stauffer and 137,812 shares of common stock underlying options that are vested and exercisable within 60 days of May 1, 2017.
(5)	Consists of 48,500 shares of common stock underlying options held by Mr. Bains that are vested and exercisable within 60 days of May 1, 2017.
(6)	Consists of 48,500 shares of common stock underlying options held by Dr. Ives that are vested and exercisable within 60 days of May 1, 2017.
(7)	Consists of 48,500 shares of common stock underlying options held by Mr. Slagel that are vested and exercisable within 60 days of May 1, 2017.
(8)	Consists of 48,500 shares of common stock underlying options held by Mr. Vogelbaum that are vested and exercisable within 60 days of May 1, 2017.
(9)	Consists of the shares listed in footnotes (2) - (8); also includes 46,000 shares held directly by Josef C. Schoell, our Chief Financial Officer, 94,645 shares of common stock underlying options held by Mr. Schoell that are vested and exercisable within 60 days of May 1, 2017, 314,988 shares held directly by Michael E. Lewis, Ph.D., our Chief Scientific Advisor, and 40,832 shares of common stock underlying options held by Dr. Lewis that are vested and exercisable within 60 days of May 1, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Cara is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the JOBS Act. As an emerging growth company, under SEC rules, Cara is not required to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act.

2016 Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2016, 2015 and 2014, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer and its two other most highly compensated executive officers at December 31, 2016. The Company refers to these individuals as its Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total Compensation

Derek Chalmers, Ph.D., D.Sc. (5) President and Chief Executive Officer	2016 2015 2014	$511,000 475,000 440,000	$	— — —	$736,837 1,072,642 546,694	$204,400 237,500 220,000	$7,950 7,950 —	$1,460,187 1,793,092 1,206,694

Joseph Stauffer, D.O. (6) Chief Medical Officer	2016 2015 2014	414,000 400,000 33,333		— — 30,000	250,676 — 992,231	223,560 160,000 —	8,199 8,403 —	896,435 568,403 1,055,564

Frédérique Menzaghi, Ph.D. Vice President – Research and Development	2016 2015 2014	357,000 345,000 302,500		— — —	246,878 390,052 273,347	168,682 120,750 105,875	7,950 7,950 —	780,510 863,752 681,722

(1)	The amounts disclosed in this column represent a one-time bonus, payable on the first regularly scheduled payroll date following the executive officer’s start date.
(2)	The amounts disclosed in this column are the fair value on the grant date of each award granted under the Company’s 2014 Equity Incentive Plan (“2014 Plan”), computed in accordance with FASB ASC Topic 718, which the Company refers to as “ASC 718,” using the valuation methodology for equity awards set forth in Note 14 of its financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016. All of the options awards reported in the table above were granted under our 2014 Plan, have a term of ten years from the date of grant. Options granted in 2014 and 2015 vest in accordance with the following schedule: 25% of the shares underlying the option vest on the first anniversary of the date of grant, and the remainder vest in equal monthly installments over the 36 months thereafter. Options granted in 2016 vest monthly over a four-year period measured from the grant date.
(3)	The amounts disclosed in this column represent the annual cash incentive bonus earned by the named executive officer for services performed in 2016, 2015 and 2014. The 2016 annual incentive bonus was paid in March 2017. The 2015 annual incentive bonus was paid in March 2016 and the 2014 annual incentive bonus was paid in January 2015. The annual cash incentive bonus for each executive officer is based on the Board’s assessment of each such officer’s individual performance and overall Company performance against objectives determined by our Board and communicated to such officer. For the fiscal years ended December 31, 2016, 2015 and 2014, the annual cash incentive bonuses were based on the Company’s achievement of clinical, regulatory, financial and operational objectives. See “— Executive Employment Arrangements and Potential Payments upon Termination or Change in Control” below for additional information regarding assigned bonus targets, expressed as a percentage of each executive officer’s base salary.

(4)	All other compensation includes $7,950 for 401(k) Employee Benefit Plan contributions the Company made in both 2016 and 2015 to the account of each of the Named Executive Officers under the ERISA Safe Harbor Rules, representing the same percentage of salary as contributed to all employee accounts, up to a maximum amount of salary. Also includes, $249 and $453 for tax gross-ups for Dr. Stauffer related to hotel accommodations close to the Company’s headquarters, respectively.
(5)	Dr. Chalmers is also a member of the Company’s Board of Directors but does not receive any additional compensation in his capacity as a director.
(6)	For the year ended December 31, 2014, represents Dr. Stauffer’s base salary paid from December 1, 2014 (the starting date of Dr. Stauffer’s employment with the Company) to December 31, 2014.

Outstanding Equity Awards at December 31, 2016

The following table shows certain information regarding outstanding equity awards held by the Company’s Named Executive Officers at December 31, 2016.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date
Derek Chalmers, Ph.D., D.Sc. President and Chief Executive Officer	30,000 58,333 75,625 36,375	— 21,667 89,375 157,625	(1) (1) (2)	$ $ $ $	2.48 11.00 10.82 6.00	11/7/2017 1/30/2024 6/15/2025 3/30/2026

Frédérique Menzaghi, Ph.D. Vice President – Research and Development	20,000 10,000 40,000 29,166 27,500 12,187	— — — 10,834 32,500 52,813	(1) (1) (2)	$ $ $ $ $ $	2.48 2.25 2.05 11.00 10.82 6.00	11/7/2017 8/14/2018 10/15/2020 1/30/2024 6/15/2025 3/30/2026

Joseph Stauffer, D.O. Chief Medical Officer	90,000 12,375	90,000 53,625	(1) (2)	$ $	8.74 6.00	12/1/2024 3/30/2026

(1)	Shares underlying these stock options vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of grant, with the remainder vesting in equal monthly installments over the 36 months thereafter.
(2)	Shares underlying these stock options vest monthly over a four-year period measured from the grant date.

Executive Employment Arrangements and Potential Payments upon Termination or Change in Control

In February 2014, the Company entered into employment agreements with Dr. Chalmers and Dr. Menzaghi following the completion of its initial public offering. Each such employment agreement superseded any prior offer letter the Company had previously entered into with these executive officers. In December 2014, the Company entered into an employment agreement with Dr. Stauffer. Under these employment agreements, the executive officers’ respective initial annual salaries and target annual bonuses are subject to review and adjustment from time to time by the Board of Directors in its sole discretion.

For the years ended December 31, 2016, 2015 and 2014, the executive officers’ respective annual salaries and target annual bonuses were:

Executive Officer	2016 Base Salary	2015 Base Salary	2014 Base Salary	2016, 2015 and 2014 Target Bonus (as a % of Base Salary)
Dr. Chalmers	$511,000	$475,000	$440,000	50%
Dr. Menzaghi	$357,000	$345,000	$302,500	35%
Dr. Stauffer	$414,000	$400,000	$400,000	40%

Under these employment agreements, each executive officer is eligible for severance benefits in specified circumstances. Under the terms of the agreements, upon execution and effectiveness of a general release of claims, each executive officer will be entitled to severance payments if the Company terminates his or her employment without cause, or in the case of Dr. Chalmers and Dr. Stauffer, the employee terminates employment with the Company for good reason. The following definitions have been adopted in these employment agreements:

•	“cause” means that the Company has determined in its sole discretion that any of the following occurred: (a) the executive officer’s commission of a felony; (b) the executive officer’s act or omission constituting dishonesty, fraud, immoral, or disreputable conduct that causes material harm to the Company; (c) the executive officer’s violation of a company policy that causes material harm to the Company; (d) the executive officer’s material breach of the employment agreement, or of any provision of any other agreement between the executive officer and the Company which, if curable, is not cured within 30 days after notice thereof is given to the executive officer, or (e) the executive officer’s breach of fiduciary duty;

•	“good reason” means any of the following without the executive officer’s prior written consent: (a) the assignment to the executive officer of duties or responsibilities that would result in the material diminution of the executive officer’s then-current position, with the exception of certain situations involving the acquisition of the Company; (b) a reduction of the executive officer’s annual base salary by greater than 30%, except in a situation in which the base salaries of other similarly situated employees are accordingly reduced; or (c) any request that the executive officer relocate to a new principal base of operations that would increase the executive officer’s one-way commute distance by more than 100 miles, unless the executive officer accepts the relocation opportunity.

•	“change in control” means any of the following: (a) any person becomes the owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the Company other than through a merger, consolidation or similar transaction, subject to specified exceptions; (b) a merger or consolidation, unless the· holders of our outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing more than 50% of the voting power of the Company or other entity surviving such transaction, subject to specified exceptions; (c) a sale, lease, exclusive license or other disposition of all or substantially all of the Company’s assets, other than the transfer of the Company’s assets to an entity of which our stockholders own more than 50% of the voting power, subject to specified exceptions; or (d) the directors at the time of the Company’s initial public offering, or the incumbent board, cease to constitute at least a majority of the Board of Directors, provided that new directors that are approved or recommended by the majority of the incumbent board will be considered to be a member of the incumbent board for this purpose.

These employment agreements also provide for the full acceleration of any then unvested equity awards held by each executive officer upon a change of control. The following table summarizes the schedule of severance payments and acceleration of unvested equity awards our executive officers would receive in the event of a qualifying termination:

Scenario and Executive	Salary and Payment of Employer Health Insurance Continuation(1)	Bonus(1)	Acceleration of Unvested Equity Awards

Other Than Within 12 Months Following a Change in Control:
Dr. Chalmers	12 months	Prorated Target Bonus	None
Dr. Menzaghi	6 months	Prorated Target Bonus	None
Dr. Stauffer	9 months	Prorated Target Bonus	None

Within 12 Months Following a Change in Control:
Dr. Chalmers	12 months	Prorated Target Bonus	Full Acceleration(2)
Dr. Menzaghi	6 months	Prorated Target Bonus	Full Acceleration(2)
Dr. Stauffer	9 months	Prorated Target Bonus	Full Acceleration(2)

(1)	Subject to the execution of a general release by the relevant executive officer, on the 60th day following termination without cause or, in the case of Dr. Chalmers and Dr. Stauffer, resignation for good reason, the Company will pay such payments relating to base salary, target bonus and health insurance premiums in a lump sum that the executive officer would have received on or prior to such date under the original schedule (less applicable withholdings and deductions), with the balance of such payments being paid as originally scheduled.
(2)	The executive officer will receive accelerated vesting of all of his or her then unvested equity awards, if any, as a result of the change in control.

401(k) Plan

The Company maintains the Cara Therapeutics Savings and Retirement 401(k) Plan, or the 401(k) Plan, a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. All eligible employees receive an employer contribution equal to 3% of their salary up to the annual Internal Revenue Code limit. In addition, eligible employees are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Contributions that the Company may make are subject to a vesting schedule; employees are immediately and fully vested in their contributions. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan and all contributions are deductible by the Company when made.

Indemnification Agreements with Executive Officers and Directors

The Company’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which the directors derived an improper personal benefit.

The Company’s amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. The Company’s amended and restated bylaws provide that it will indemnify its directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. The Company’s amended and restated bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to the Company, regardless of whether our amended and restated bylaws permit such indemnification. The Company has obtained a directors’ and officers’ liability insurance policy.

The Company has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated bylaws. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Company’s request. The Company believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Company’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A Stockholder’s investment may be harmed to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of the Company’s directors or executive officers as to which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has at any time during the past three years been one of the Company’s officers or employees. None of the Company’s executive officers currently serves or in the prior three years has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

DIRECTOR COMPENSATION

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2016:

Director	Fees paid in cash (1)	Option awards (2)	Total
Martin Vogelbaum	$82,500	$50,145	$132,645
Dean Slagel	$35,000	$50,145	$85,145
Harrison M. Bains, Jr.	$50,000	$50,145	$100,145
Jeffrey Ives, Ph.D.	$47,500	$50,145	$97,645

(1)	This column includes the annual fees paid to all non-employee directors for their service on the Board of Directors as well as for their committee membership and chairmanship. See “Information Regarding the Board of Directors and its Committees—Information Regarding Committees of the Board of Directors” above for more information regarding committee membership.
(2)	The amounts disclosed in this column represent the aggregate grant date fair value of the stock options granted, computed in accordance with FASB ASC Topic 718, using the valuation methodology for equity awards set forth in Note 14 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The options granted to Mr. Vogelbaum, Mr. Slagel, Dr. Ives and Mr. Bains have an exercise price per share of $5.32 and were granted on June 15, 2016 in connection with our 2016 Annual Meeting of Stockholders.

The options described in the table above vest on the one-year anniversary of the grant date, subject to the director’s continued service as a director through such date. As of December 31, 2016, 48,500 stock options were held by each of our non-employee directors, of which 33,500 were vested and immediately exercisable.

Directors who are also full-time officers or employees of Cara do not receive any additional compensation for serving as directors. Therefore, Dr. Chalmers, the Company’s Chief Executive Officer and a director of the Company, does not receive any additional compensation for his service as a director. Dr. Chalmers’ compensation as an executive officer is set forth above under “Compensation of Named Executive Officers—2016 Summary Compensation Table.”

In January 2014, the Company’s Board of Directors approved a non-employee director compensation policy which became effective upon the completion of the Company’s initial public offering. In March 2016, the Board of Directors, upon recommendation of the Compensation Committee, adjusted the compensation payable under the policy, effective as of January 1, 2016, to bring the cash and equity compensation in line with the non-employee director compensation of a peer group of companies.

Under the Company’s director compensation policy, the Company will pay each of the Company’s non-employee directors a cash retainer for service on its Board of Directors and for service on each committee on which the director is a member. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Company’s Board of Directors.

The retainers paid during 2016 to non-employee directors for service on the Company’s Board of Directors and for service on each committee of its Board of Directors on which the director is a member were as follows:

	Member Annual Service Retainer	Chairman Additional Annual Service Retainer

Board of Directors	$35,000	$20,000	(1)
Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$7,000
Nominating and Corporate Governance Committee	$3,750	$4,250

(1)	During the year ended December 31, 2016, the Company’s Board of Directors had a Lead Independent Director rather than a Chairman. For the year ended December 31, 2016, the Lead Independent Director received an additional retainer of $20,000.

The Company also reimburses its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending the Company’s Board of Directors and committee meetings. In addition, under the Company’s director compensation policy, upon initial election to the Board of Directors, each non-employee director will receive an option to purchase 30,000 shares with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such option vests concurrently with the expiration of the initial term of office for the class in which such director serves, subject to the director’s continued service as a director through such date. Further, on the date of each annual meeting of stockholders, each non-employee director that continues to serve as a non-employee member on the Company’s Board of Directors will receive an option to purchase 15,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such option will vest on the first year anniversary of the date of grant, subject to the director’s continued service as a director through such vesting date.

This policy is intended to provide a total compensation package that enables the Company to attract and retain qualified and experienced individuals to serve as directors and to align the Company’s directors’ interests with those of the Company’s stockholders.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for fututre issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1) (2)	2,548,408	$8.75	676,791

Equity compensation plans not approved by security holders	—	—	—

Total	2,548,408		676,791

(1)	Columns (a) and (b) relate to options granted under the Company’s 2014 Plan and 2004 Plan.
(2)	Since the effectiveness of the 2014 Plan in January 2014, no further awards have been allowed to be granted under the 2004 Plan. The number of securities in column (c) relates only to the Company’s 2014 Plan.

2014 Equity Incentive Plan

The Company’s Board of Directors and its stockholders approved and adopted its 2014 Equity Incentive Plan, or 2014 Plan, in January 2014. The 2014 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, or collectively, stock awards. Additionally, the 2014 Plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, non-employee directors, and consultants.

Initially, the aggregate number of shares of the Company’s common stock that may be issued pursuant to stock awards under the 2014 Plan was 1,600,000 shares. Additionally, the number of shares of the Company’s common stock reserved for issuance under the 2014 Plan will automatically increase on January 1 of each year, beginning on January 1, 2015 and continuing through and including January 1, 2024, by 3% of the total number of shares of the Company’s capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by its Board of Directors. On January 1, 2017, the aggregate number of shares of common stock that may be issued pursuant to stock awards under the 2014 Equity Incentive Plan automatically increased to 3,920,613. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2014 Plan is 30,000,000 shares.

2004 Stock Incentive Plan

The Company’s Board of Directors adopted, and its stockholders subsequently approved, the Cara Therapeutics 2004 Stock Incentive Plan, or the 2004 Plan, in September 2004. The 2004 Plan provides for the grant to the Company’s officers, directors, employees, consultants and advisors of incentive and nonqualified stock options to purchase its common stock, and also provides for the outright issuance of its common stock through restricted share awards. Since the effectiveness of the 2014 Plan in January 2014, no further awards have been allowed to be granted under the 2004 Plan.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

In 2014, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than five-percent stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related Person Transactions

The following is a summary of transactions since January 1, 2016 in which the Company has participated in which the amount involved exceeded or will exceed $120,000, and in which any of the Company’s directors, executive officers or holders of more than five-percent of its capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Consulting Arrangement with Michael E. Lewis, Ph.D.

Michael E. Lewis, Ph.D, one of the Company’s founders and its Chief Scientific Advisor, has historically provided services to the Company through BioDiligence Partners, Inc., or BDP. BDP is a consulting firm that is wholly owned by Dr. Lewis and members of his immediate family and of which Dr. Lewis and his wife are the only employees. Under the terms of a Services Agreement between with BDP, as amended, the Company pays BDP $157,500 per year, plus 100% of the documented cost of BDP’s health insurance plan. In return, Dr. Lewis devotes 70% of his professional efforts to the Company. The Company made total payments to BDP of approximately $153,750 for the year ended December  31, 2016.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cara stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Cara. Direct your written request to Cara Therapeutics, Inc., Scott Terrillion, Corporate Secretary, 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902, or you may call (203) 406-3700. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

SCOTT M. TERRILLION
Corporate Secretary

May 10, 2017

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Cara Therapeutics, Inc., 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902.

CARA THERAPEUTICS, INC.

4 Stamford Plaza

107 Elm Street, 9th Floor

Stamford, CT 06902

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees
01) Derek Chalmers, Ph.D. 02) Martin Vogelbaum
The Board of Directors recommends you vote FOR proposal 2.							For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the registered public accounting firm for the fiscal year ending December 31, 2017.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

CARA THERAPEUTICS, INC.

Annual Meeting of Stockholders

June 21, 2017 11:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Derek Chalmers, Ph.D., D.Sc. and Josef Schoell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARA THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT on June 21, 2017, at Sheraton Stamford Hotel, 700 East Main Street, Stamford, Connecticut 06901, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side